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                                                                    Exhibit 99.4

                  Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in the Registration Statement of Brooks Automation, Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of Brooks Automation, Inc. and Helix Technology Corporation, which is part of the Registration Statement, of our opinion dated July 10, 2005 appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings "Summary -- Opinion of Helix's Financial Advisor"; "Proposal Number One: The Merger Proposals -- Background of the Merger"; Proposal Number One: The Merger Proposals -- Recommendation of Helix's Board of Directors; Helix's Reasons for the Merger"; and "Proposal Number One: The Merger Proposals -- Opinion of Helix's Financial Advisor." In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

                                           MORGAN STANLEY & CO. INCORPORATED

                                           By: /s/ Jeff Hoffmeister
                                               ___________________________

New York, New York
August 24, 2005